FactSet Appoints Laurie Hylton to Board of Directors

NORWALK, Conn., March 20, 2024 (GLOBE NEWSWIRE) -- FactSet (NYSE: FDS | NASDAQ: FDS), a global financial digital platform and enterprise solutions provider, today announced the appointment of Laurie Hylton to its Board of Directors. Hylton also will serve on FactSet’s Audit Committee.

Hylton is a highly skilled and experienced senior finance executive with over 30 years of expertise in asset management and public accounting. Before retirement, she served as Chief Financial Officer as well as Chief Accounting Officer at Eaton Vance Corp., a leading global asset manager. At Eaton Vance, Hylton was a member of the Executive Management Committee and played a pivotal role in shaping the company's strategic direction. Before joining Eaton Vance, Hylton worked as an auditor at Deloitte.

Hylton was appointed to the Board of Sun Life Financial Inc. in December 2022. She also serves on the boards of Newbury Art Association and Theater in the Open. Hylton earned a Bachelor's Degree in English from Dartmouth College and a Master of Business Administration degree from the University of New Hampshire's Peter T. Paul College of Business and Economics. She was a Certified Public Accountant from 1994 to 2022.

“It is an exciting time to join the board of a company that is working to harness the power of generative AI to transform its products,” said Hylton. “It is a privilege to be part of this journey to transform and enhance the user experience.”

“I am pleased to welcome Laurie Hylton to our board and look forward to partnering with her as FactSet continues to drive the investment community to see more, think bigger, and do their best work,” said Robin Abrams, Chair of the Board of Directors. “Her extensive financial industry experience in asset management, insurance, and accounting will be a tremendous asset as FactSet continues to deliver value to our employees, clients, and shareholders.”

About FactSet

FactSet (NYSE:FDS | NASDAQ:FDS) helps the financial community to see more, think bigger, and work better. Our digital platform and enterprise solutions deliver financial data, analytics, and open technology to nearly 8,000 global clients, including over 207,000 individual users. Clients across the buy-side and sell-side, as well as wealth managers, private equity firms, and corporations, achieve more every day with our comprehensive and connected content, flexible next-generation workflow solutions, and client-centric specialized support. As a member of the S&P 500, we are committed to sustainable growth and have been recognized amongst the Best Places to Work in 2023 by Glassdoor as a Glassdoor Employees’ Choice Award winner. Learn more at www.factset.com and follow us on Twitter and LinkedIn.

FactSet
Investor Relations Contact:
Ali van Nes
+1.203.810.2273
Avannes@factset.com

Media Contact
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